EXHIBIT 99.1

HealthTronics, Inc. Increases Endocare Guidance

AUSTIN, Texas, January 6, 2010 (GLOBE NEWSWIRE) -- HealthTronics, Inc. (Nasdaq:HTRN), a leading provider of urology services and products, today announced that it has updated its financial guidance with respect to the impact of the acquisition of Endocare. Prior guidance was a positive EBITDA contribution of $1.0 to $1.5 million in the fourth quarter of 2009 and an annualized EBITDA contribution of $6.0 to $7.0 million by the end of the first quarter of 2010, each excluding one-time charges. The updated guidance is as follows:

•	Positive EBITDA contribution from Endocare of approximately $2.75 to $3.25 million in the fourth quarter of 2009, excluding one-time transaction related expense comparable to that incurred in the third quarter.

•	Positive EBITDA contribution from Endocare of $11 to $13 million in 2010, with the large majority of transaction related expenses having been incurred in 2009.

James Whittenburg, President and Chief Executive Officer of HealthTronics, commented “We are very pleased with the performance of the Endocare acquisition to date. Our Endocare technology has benefited from HealthTronics’ broad platform and strong financial standing. Physicians globally have reacted positively to our continued commitment to the cryotherapy market. Furthermore, the faster-than-anticipated integration of the two companies and additional cost savings equip us to more aggressively pursue opportunities related to this remarkable technology.”

Mr. Whittenburg will be presenting at the upcoming Sidoti & Company Investor Conference on Monday, January 11, 2010 at 8:30 am EST at the Grand Hyatt New York. The presentation may also be downloaded from the company’s website, www.healthtronics.com, following the conference.

About HealthTronics, Inc.: HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology, including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

HealthTronics’ use of Non GAAP Financial Measures:

This press release includes financial measures for net income (loss) from continuing operations that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding certain charges, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided in this press release.

EBITDA: HealthTronics has presented EBITDA amounts, which are non-GAAP financial measures. In this press release, HealthTronics has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is net income (loss) from continuing operations. HealthTronics believes that its presentations of EBITDA are useful supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which HealthTronics believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of HealthTronics’ operating results before the impact of investing and financing transactions and income taxes. HealthTronics does not subtract minority interest expense when calculating EBITDA. HealthTronics believes these measures continue to be used by investors and creditors in their assessment of HealthTronics’ operational performance and the valuation of the company.

EBITDA is used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should it be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing HealthTronics’ operations that HealthTronics believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting HealthTronics’ business than could be obtained absent this disclosure.

CONTACT:

HealthTronics, Inc.

Richard Rusk, Chief Financial Officer

(512) 314 4508

www.healthtronics.com

HealthTronics, Inc. and Subsidiaries Reconciliation of Non-GAAP Financial Measures Endocare Acquisiton For the Periods Ended December 31, 2009 and 2010 (Unaudited)

(In thousands)
EBITDA - Endocare Guidance Mid-Point of Range
	Three Months Ended December 31, 2009	Year Ended December 31, 2010
Income (loss) from continuing operations - Endocare	$(500)	$9,000

Add Back (deduct):
Depreciation and amortization - Endocare	500	2,000
Restructuring costs - Endocare	3,000	1,000
EBITDA - Endocare	$3,000	$12,000